UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

January 17, 2008

Commission	Registrant; State of Incorporation	IRS Employer
File Number	Address; and Telephone Number	Identification No.

001-01245	WISCONSIN ELECTRIC POWER COMPANY	39-0476280
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 2046
Milwaukee, WI 53201
(414) 221-2345

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

WISCONSIN ELECTRIC POWER COMPANY

ITEM 8.01 OTHER EVENTS.

On January 17, 2008, the Public Service Commission of Wisconsin ("PSCW") approved our request to increase electric, natural gas and steam rates. The PSCW approved increases of:

  $389.1 million (17.2%) in electric rates to recover costs related to Wisconsin Energy Corporation's Power the Future plan, costs associated with transmission, investment in renewable and efficiency programs, and costs related to compliance with environmental regulations;
  $4.0 million (.6%) for natural gas service; and
  $3.6 million (11.2%) for steam service.

In addition, the PSCW lowered our return on equity from 11.2% to 10.75%.

We expect to provide a total of approximately $669.7 million of bill credits to our Wisconsin customers over the three year period ending 2010, $315.9 million of which will be provided in 2008. These bill credits will be funded by the proceeds we received from the sale of the Point Beach Nuclear Plant. After taking these credits into account, the net impact on our retail electric customers is expected to be a 3.2% increase in 2008.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon management's current expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those contemplated in the statements, including customer growth and use of electricity, changes in interest rates and other factors described under the headings "Cautionary Statement Regarding Forward-Looking Information" and "Risk Factors" contained in our Form 10-K for the year ended December 31, 2006 and in subsequent reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. In some cases, forward-looking statements may be identified by reference to a future period or periods or by the use of forward-looking terminology such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "may," "objectives," "plans," "possible," "potential," "projects" or similar terms or variations of these terms. We expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WISCONSIN ELECTRIC POWER COMPANY
(Registrant)

/s/ STEPHEN P. DICKSON
Date: January 18, 2008	Stephen P. Dickson - Vice President and Controller